EXHIBIT 10.1

LETTER OF INTENT

THIS LETTER OF INTENT, hereinafter referred to as the “LOI”, is entered into, dated and made effective this 4th day of May, 2009,

BETWEEN:	AMERICAN PETRO-HUNTER, INC. (“APH”)

AND:	S&W OIL & GAS, LLC (“S&W”)

WHEREAS S&W owns one hundred percent (100%) of the working interest in and the exclusive rights to drill an oil well in the Poston Prospect #1 Lutters (the “Prospect”);

AND WHEREAS APH wishes to acquire a twenty five percent (25%) working interest and eighty-one and one-half percent (81.5%) net revenue interest in the Prospect, and S&W wishes to sell and transfer to APH, such interests in exchange for payment to S&W of a total of $64,536, due and payable as set forth below.

AND WHEREAS the parties wish to enter into this letter of intent (the “LOI”) that sets forth the material terms of agreement and payment structure.

NOW, THEREFORE, in consideration of $10.00 and other good and valuable consideration, the parties agree as follows:

1.
APH agrees to acquire 16/64ths or twenty five percent (25%) working interest and eighty-one and one-half percent (81.5%) net revenue interest in the Prospect for a cash payment of $64,536. S&W will issue 16 units representing the twenty five percent (25%) working interest and eighty-one and one-half percent (81.5%) net revenue interest, to APH after receiving the $64,536 payment.

2.
In the event S&W or its representatives determine that the drill stem tests and or logs support commercial production, an additional $44,624 per 16/64th working interest held by APH is due from APH for completion of the oil well and for the purchase of necessary equipment.

3.
If any party hereto decides to not pursue the transactions contemplated by this LOI, and if the drilling rig is not on site by May 25th, 2009, all funds advanced by APH pursuant to this LOI will be due immediately and shall be repaid in full to APH.  Any outstanding balance shall be subject to a late charge interest rate of one percent (1%) per month.

4.	S&W, represents and warrants to APH that:

(a)	it is validly incorporated and is in good standing with all regulatory agencies;

(b)
there are no legal actions against S&W or its directors or officers nor does S&W know of any intended legal actions against it or any of its officers or directors and S&W is not engaged in any legal actions against other parties, and is current in all filings with tax and regulatory authorities;

(c)
it owns one hundred percent (100%) of the working interest in and the exclusive rights to drill an oil well in the Poston Prospect #1 Lutters, subject to any liens, charges, securitizations, UCC filings or debts disclosed to APH prior to the execution of this LOI; and

(d)
it has the authority and is not precluded by law or contract from issuing the twenty five percent (25%) working interest and eighty-one and one-half percent (81.5%) net revenue interest in the Prospect contemplated under this LOI.

5.
Neither APH, on the one hand, nor S&W on the other, will make any disclosure or public announcements of the proposed transactions, this LOI, or the terms hereof without the prior knowledge of the other.

6.
Each party agrees and acknowledges that such party and its directors, officers, employees, agents and representatives will and may disclose business information and information about the proposed transaction in the course of securing financings for APH and S&W and that both parties and their representatives may be required to disclose that information under applicable regulatory requirements, if any.

7.
This LOI shall be construed in accordance with, and governed by, the laws of the State of Nevada, and each party separately and unconditionally subjects to the jurisdiction of any court of competent authority in the State of Nevada, and the rules and regulations thereof, for all purposes related to this agreement and/or their respective performance hereunder and regardless of whether or not any business, transaction of business or other connection to the State of Nevada is absent.

8.	This LOI sets forth the entire understanding of the parties with respect to the subject matter hereof and may be modified only by a written document signed by all parties.

9.	If any term or provision hereof shall be held illegal or invalid, this LOI shall be construed and enforced as if such illegal or invalid term or provision had not been contained herein.

10.	All references to currency in this LOI are references to the lawful currency of the United States of America.

11.
APH, and its successors, assigns or affiliates may, at any time upon prior consent of S&W, which consent shall not be unreasonably withheld, at their sole discretion, assign any or all of their interest in and to this LOI.  The purpose of this paragraph is to permit APH to engage in a going public, financing or similar transaction.

DATED EFFECTIVE THIS 4th DAY OF MAY, 2009

AMERICAN PETRO-HUNTER, INC.

_________________________________
Name: ___________________________
Title: ____________________________

The above terms are hereby read, understood, acknowledged and accepted effective the 4th day of May, 2009.

S&W GAS & OIL, LLC

_________________________________
Name: ___________________________
Title: ____________________________